EXHIBIT 5.1

[DYKEMA GOSSETT PLLC LETTERHEAD]

April 4, 2014

Perceptron, Inc.

47827 Halyard Drive

Plymouth, Michigan 48170

Re: Registration Statement on Form S-8 filed by Perceptron, Inc. on April 4, 2014 (the “Registration Statement”) with respect to shares to be issued pursuant to its First Amended and Restated 2004 Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel for Perceptron, Inc., a Michigan corporation (the “Company”), in connection with the preparation of the Registration Statement filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 700,000 additional authorized but unissued shares of common stock of the Company to be issued pursuant to the terms and conditions of the Plan (the “Shares”).

In acting as counsel for the Company, we have examined the proceedings taken in connection with the sale and issuance of the Shares and we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering the opinion below we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as duplicates or copies and the authenticity of such original documents.

Based upon the foregoing, we are of the opinion that the Shares reserved for issuance under the Plan, when issued and sold in the manner referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Michigan and the federal laws of the United States. We express no opinion and make no representation with respect to the law of any other jurisdiction.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

DYKEMA GOSSETT PLLC

/s/ DYKEMA GOSSETT PLLC